Exhibit 10.1
STOCK OPTION AGREEMENT
AGREEMENT, made this Date, by and between COHESANT TECHNOLOGIES INC., a Delaware corporation having its principal place of business at 5845 West 82nd Street, Indianapolis, Indiana 46278 (“Grantor”) and Employee (“Optionee”).
WITNESSETH:
WHEREAS, Optionee is employed by Grantor or one of its subsidiaries; and
WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert the Optionee’s utmost effort to improve the business and increase the assets of the Grantor.
NOW, THEREFORE, in consideration of the promises of the Optionee to remain in the continuous service of the Grantor or its subsidiary, and for other good and valuable consideration, the Grantor hereby grants the Optionee options to purchase Common Stock of the Grantor on the following terms and conditions:
1)	OPTIONS. Pursuant to its 2005 Long-Term Incentive Plan (the “Plan”), the Grantor hereby grants to Optionee non-qualified stock options (not intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended) to purchase up to Amount fully paid and non-assessable shares of the Common Stock of the Grantor, par value $.001 per share. One-third (1/3) of the foregoing options (rounded down to the nearest whole share) shall become exercisable immediately, another one-third (1/3) of the options (rounded down to the nearest whole share) shall become exercisable on November 30, 2006, and the remaining options shall become exercisable on November 30, 2007. The options shall expire, if not previously exercised or terminated pursuant to the terms set forth in Section 4, on December 19, 2010.
2)	PURCHASE PRICE. The exercise price for each share of Common Stock that is subject to an option shall be $Amount per share. The Grantor shall pay all original issue or transfer taxes on the exercise of the options and all other fees and expenses necessarily incurred by the Grantor in connection therewith.
3)	EXERCISE OF OPTION. The Optionee shall notify the Grantor, in writing, addressed to its principal office, as to the number of shares of Common Stock which Optionee desires to purchase pursuant to the options herein granted, which notice shall be accompanied by payment (by cash, check or as otherwise permitted by the Plan) of the option price therefore as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee’s name evidencing the shares of Common Stock purchased by the Optionee.
4)	OPTION CONDITIONED ON CONTINUED EMPLOYMENT.
a)	If the Optionee ceases to be employed with Grantor or a subsidiary for any reason other than death, disability or termination for cause, such options may be exercised at any time within the ninety (90) day period commencing with the date the Optionee ceases to be an employee, subject to the provisions of subparagraph (d) of this Paragraph 4.
b)	If the Optionee’s employment with Grantor or a subsidiary is terminated due to death or disability (as defined in the Plan), such options may be exercised by the Optionee, or the Optionee’s executor, administrator or other legal representative at any time within one (1) year after such termination due to death or disability, subject to the provisions of subparagraph (d) of this Paragraph 4.
c)	If the Optionee ceases to be employed due to termination by Grantor or such subsidiary for Cause (as defined in Optionee’s employment agreement or in the employer’s employment manual or in the absence of such agreement or employment manual for such reasons as would result in the denial of unemployment benefits under applicable law), such options will terminate immediately upon such termination of employment.
d)	Options may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the options at the time of termination of employment, and in no event, may such options be exercised after December 19, 2010.
In the event of a “change in control” of Grantor, Grantor’s Board of Directors may, in its discretion, make all outstanding Options immediately exercisable notwithstanding any vesting limitation otherwise previously imposed on such Options. Upon such acceleration, the termination date of all such Options may be accelerated to the day following the date of the change in control. The term “change in control” shall be deemed to have occurred if, as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board or of any successor to the Company; provided, however, that any Transaction shall not be deemed to be a change in control if the Transaction causing such change shall have been approved by the affirmative vote of at least a majority of the members of the Board in office immediately prior to the change in control. The Board may also, in its discretion, accelerate the exercisability of Options in circumstances that do not constitute a change in control as defined herein.
5)	DIVISIBILITY; NON-ASSIGNABILITY OF THE OPTIONS.
a)	Except as otherwise provided herein, the Optionee may exercise the options herein granted from time to time during the period of their effectiveness with respect to any whole number of shares included therein, but in no event may the options be exercised as to less than one hundred (100) Shares at any one time, or the remaining Shares covered by the options be less than one hundred (100).
b)	The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the options herein granted, or any of them, shall be exercisable during the Optionee’s lifetime only by the Optionee.
6)	STOCK AS INVESTMENT. By accepting the options herein granted, the Optionee agrees for himself, his heirs and legatees that any and all shares of Common Stock purchased hereunder shall be acquired for investment purposes only and not for sale or distribution. Grantor may place a “stop transfer” order with respect to such shares of Common Stock with its transfer agent and place an appropriate restrictive legend on the stock certificate evidencing such shares of Common Stock.
7)	RESTRICTION ON ISSUANCE OF SHARES. The Grantor shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of any options granted hereunder unless (a) the issuance of such shares of Common Stock has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the grantor shall have given an opinion that such registration is not required and (b) permission for the listing of such shares of Common Stock, if required, shall have been given by any national securities exchange on which the shares of Common Stock of the Grantor are, at the time of issuance, listed.
8)	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
a)	In the event of changes in the outstanding shares of Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, reorganizations or liquidations, the number and class of shares of Common Stock as to which the option may be exercised shall be correspondingly increased to reflect an increase in the outstanding shares of Common Stock or decreased to reflect a decrease in the outstanding shares of Common Stock, and the exercise price shall be inversely adjusted by the Grantor so that the aggregate option price for all shares of Common Stock covered after the change in outstanding shares of Common Stock shall be the same as the aggregate option price for the shares of Common Stock remaining subject to such option immediately prior to the change in the outstanding shares of Common Stock.
b)	Any adjustment in the number of shares of Common Stock shall apply proportionately to only the unexercised portion of the options granted hereunder. If fractions of a share of Common Stock would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares of Common Stock.
9)	NO RIGHTS IN OPTION STOCK. Optionee shall have no rights as a stockholder in respect of shares of Common Stock as to which the options granted hereunder shall not have been exercised and payment made as herein provided.
10)	EFFECT UPON EMPLOYMENT. This Agreement does not give the Optionee any right to continued employment by the Grantor.
11)	BINDING EFFECT. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives and assigns.
12)	AGREEMENT SUBJECT TO PLAN. Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, and in the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.
13)	MISCELLANEOUS. The Agreement shall be construed under the laws of the State of Delaware, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

COHESANT TECHNOLOGIES INC.	ACCEPTED AND AGREED TO:

By:

Robert Pawlak, Chief Financial Officer	Employee

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